Exhibit 10.08

Certain portions hereof denoted with “[***]” have been omitted pursuant to a Request for

Confidential Treatment and have been filed separately with the Commission

EIGHTH AMENDMENT TO LEASE

THIS EIGHTH AMENDMENT TO LEASE (this “Amendment”) is made as of this 1st day of January, 2011, by and between HULL POINT LLC, a Maryland limited liability company (“Landlord”) and UNDER ARMOUR, INC., a Maryland corporation (“Tenant”), formerly known as KP Sports, Inc.

R.1.      By that Office Lease dated March 29, 2002 by and between Landlord and Tenant, as amended by: (a) that First Amendment to Lease dated September 10, 2002, (b) that Second Amendment to Lease dated March 6, 2003, (c) that Third Amendment to Lease dated June 23, 2004, (d) that Fourth Amendment to Lease dated October 12, 2006, (e) that Fifth Amendment to Lease dated December 1, 2006, (f) that Sixth Amendment to Lease dated May 1, 2007, and (g) that Seventh Amendment to Lease dated November 20, 2007 (collectively, the “Existing Lease”), Landlord leased to Tenant those certain premises consisting of: (i) 31,880 rentable square feet of space on the third floor in the Ivory Building, (ii) 4,661 rentable square feet of space on the fourth floor of the Ivory Building, (iii) 463 rentable square feet on the bridge between the Ivory Building and the Cascade Building, (iv) 8,581 rentable square feet of space on the second floor of the Dawn Building, (v) 4,440 rentable square feet of space on the second floor bridge between the Tide and Ivory Buildings, (vi) 5,000 rentable square feet of space on the second floor of the Tide Building, (vii) 12,594 rentable square feet of space on the third floor of the Tide Building, and (viii) 1,673 rentable square feet of space on the second floor of the Tide Building (collectively, the “Existing Premises”) located at Tide Point, 1020 Hull Street, Baltimore, Maryland 21230 (the Existing Lease together with this Amendment are referred collectively as the “Lease”).

R.2.      Landlord and Tenant desire to amend the terms and conditions of the Existing Lease to reflect: (a) an expansion of the Existing Premises by (i) 32,894 rentable square feet of space on the third floor of the Cascade Building, and (ii) 11,978 rentable square feet of space on the first floor of the Tide Building, all as more particularly depicted on Exhibit A (referred to as the “Expansion Space”); and (b) to modify the Lease as described below.

R.3.      Landlord and Tenant desire to amend the Lease upon the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.         Definitions.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease. May 1, 2011 will constitute the “Effective Date.”

2.         Amendments to Lease The Lease is hereby amended as follows:

    2.1      Lease Term.  The Existing Lease expires on April 30, 2012. The term for the Expansion Space shall expire on April 30, 2021 (the “Expansion Space Term”). For purposes of establishing the Base Rent, the period from May 1, 2011 until April 30, 2012 shall be Lease Year 1, and each subsequent twelve calendar month period shall be the next succeeding Lease Year. To the extent that any portion of the Premises is subject to an earlier expiration date, and the term for such space is not renewed in accordance with the Existing Lease, the Lease shall continue in full force and effect, however the term Premises shall only apply as to the Expansion Space.

    2.2      Rent.

      (a)      Through April 30, 2011, no Base Rent or Additional Rent will be due on the Expansion Space. As of the Effective Date, Base Rent will be determined in accordance with the following provisions of this Amendment.

      (b)      Tenant shall pay Base Rent for the Expansion Space as follows:

Lease Year	Rent Per SF	Annual Amount

1	$***	$***

2	$***	$***

3	$***	$***

4	$***	$***

5	$***	$***

6	$***	$***

7	$***	$***

8	$***	$***

9	$***	$***

10	$***	$***

    2.3      Delivery of Expansion Spaces.    Landlord shall deliver the Expansion Space to the Tenant on January 8, 2011. Tenant shall accept the Expansion Space on an “as-is” basis with no further warranties or representations from the Landlord, except that Landlord warrants that, to its knowledge, the Expansion Space is free of hazardous materials.

    2.4      Base Year and Base Taxes.

      (a)      As of the Effective Date of this Amendment, the Base Operating Costs for the the Expansion Space shall mean Operating Costs incurred for the 2010 calendar year. The 4% restriction on annual increases in Tenant’s Share of Operating Costs shall continue to apply to the Premises. If less than 95% of the rentable square feet in the Project is occupied by tenants or Landlord is not supplying services to 95% of the rentable square feet of the Project at any time during any calendar year (including the Base Year), then Operating Costs for such calendar year shall be an amount equal to the Operating Costs which would normally be expected to be incurred using reasonable projections and reasonable extrapolations from existing cost data had 95% of the Project’s rentable square feet been occupied and had Landlord been supplying services to 95% of the Project’s rentable square feet throughout such calendar year. Furthermore, if after the Base Year, the Landlord provides additional services or incurs cost items in a category not otherwise covered in Operating Costs as defined in the Lease, the Base Operating Costs shall be increased in a manner as reasonably determined by Landlord to include such additional matter.

      (b)      As of the Effective Date of this Amendment, Base Taxes for the Expansion Space shall mean Taxes incurred for the state fiscal tax year beginning July 1, 2009 and ending June 30, 2010.

    2.5      Renewal.

      (a)        Tenant shall have the option to renew the Term of this Lease for one (1) period of two (2) years (the “Expansion Space Renewal Term”). Tenant shall exercise the option by providing written notice to Landlord of its election to exercise such option no later than twelve (12) months prior to the expiration of the Expansion Space Term (“Initial Notice Period”), provided, however, that Tenant’s option to renew shall be subject to the condition that no default shall have occurred and be continuing after applicable notice and cure periods have expired as of the date of Tenant’s exercise of such option or as of the date of commencement of the Expansion Space Renewal Term. Tenant shall have no other right to renew after the Expansion Space Renewal Term. Except as otherwise expressly provided in this Lease, all terms, covenants, and conditions of this Lease shall remain in full force and effect during the Expansion Space Renewal Term, except that the Rent applicable to the Expansion Space Renewal Term shall be as set forth in this Section below. In no event shall the Rent for the Expansion Space Renewal Term be less than the Rent in effect at the expiration of the immediately preceding Expansion Space Term. If the Tenant fails to give notice exercising the foregoing option by the date required herein, or if at the time Tenant exercises such option or at commencement of the Expansion Space Renewal Term the Tenant is in default beyond applicable notice and cure periods of any term of this Lease, or if this Lease is assigned by Tenant or the Expansion Space is sublet in whole or part, then Tenant’s rights and options to renew shall be automatically terminated and of no further force or effect

      (b)        The Base Rent for the Expansion Space Renewal Term shall be ninety-five percent (95%) of the Market Rent as determined in subsection (c) below.

      (c)        The “Market Rent” shall be the prevailing market rate of rent and all charges for comparable space at the end of the Expansion Space Term as increased in accordance with market rate annual escalations. If Tenant exercises its option to renew hereunder, Tenant and Landlord shall make a good faith effort to agree on the Market Rent on or before a date (the “Outside Negotiation Date”) which is no later than nine (9) months prior to the expiration of the Expansion Space Term, and prior to implementing the procedures set forth below if the parties are unable to agree. If Landlord and Tenant are unable to agree upon the Market Rent by the Outside Negotiation Date, then Landlord and Tenant shall determine the Market Rent in accordance with the appraisal procedure set forth herein. Within ten (10) days after the Outside Negotiation Date, the parties shall appoint a broker who shall be mutually agreeable to both Landlord and Tenant, shall have at least ten (10) years’ experience as a broker of commercial leasehold estates, and shall be knowledgeable in office rentals in the Baltimore, Maryland market. If the parties are unable to agree on a broker within such ten (10) day period, then each party, within five (5) days after the expiration of such ten (10) day period, shall appoint a broker (with the same qualifications) and the two (2) brokers (or the one broker if either Landlord or Tenant fails timely to appoint a broker) shall together appoint a third broker with the same qualifications. The broker or brokers so appointed then shall determine, within sixty (60) days after the appointment of such broker or brokers, the then Market Rent for the Expansion Space. Among the factors to be considered by the broker(s) in determining the fair market base rent for the Expansion Space shall be those factors set out below. The figure arrived at by the broker (or the average of the figures arrived at by the three brokers, if applicable) shall be used as the Market Rent for such renewal term, which shall then be multiplied by 0.95 to determine the Rent payable during the Expansion Space Renewal Term. If the three broker method is chosen, then if any broker’s estimate of Market Rent is either (x) less than ninety percent (90%) of the average figure or (y) more than one hundred ten percent (110%) of such average, then the Market Rent will be either (1) the average of the remaining two (2) appraisal figures falling within such a range of percentages, (2) the remaining appraisal that is within such range of percentages or (3) if none of the figures are within such range, the average of the three (3) appraisals. Landlord and Tenant shall each bear the cost of its broker and shall share equally the cost of the third broker.

      (d)        In determining the Market Rent, the parties hereto and such brokers shall be guided by the following principles: the Market Rent shall be determined by reference to newly finished built-out office space in office buildings in Baltimore, Maryland or neighborhoods in the Baltimore, Maryland metropolitan area most comparable to the quality, location, amenities, stature, reputation, visibility and services of the Building. The Market Rent shall take into account the fact that there are no new tenant improvements to be constructed by Landlord nor other lease-up costs (except broker commissions, if any) and shall provide for updating the Base Operating Costs to the first year of each renewal term, if such factors are considered market concessions at such time. The valuation shall be conducted in accordance with the provisions of this Section and, to the extent not inconsistent herewith, in accordance with the then prevailing rules of the American Arbitration Association in Maryland (or any successor thereto). The final determination of such brokers shall be in writing and shall be binding and conclusive on the parties, each of whom shall receive counterpart copies thereof. In rendering such decision the brokers shall not add to, subtract from, or otherwise modify the provisions of this Lease. In determining the Market Rent, the brokers shall consider all the items set forth above for consideration in determining the Market Rent. Instructions to such effect shall be given to the brokers.

      (e)        Notwithstanding the above, Tenant will have the right to rescind its renewal option at any time within ten (10) calendar days after a final written determination is made of the Market Rent in accordance with the above procedures.

    2.6      Parking.    In addition to the rights to parking spaces under the Existing Lease, Tenant shall have the non-exclusive right to use 135 additional on-site parking spaces. At Landlord’s request, Tenant shall provide license plate numbers for its employees and otherwise cooperate with Landlord’s management of the Parking Areas, which may include attended parking service. Tenant shall not obligated to pay any Additional Rent for any such parking spaces.

   2.7      Assignment and Subletting.    The provisions of Section 14 of the Existing Lease will continue to apply to any assignment or subletting of the Premises, however no consent from Landlord will be required for an assignment or subletting of all or any portion of the Premises so long as Tenant remains obligated on the Lease and the percentage of profit that is payable for Landlord in accordance with Section 14.4 would increase to one hundred percent.

3.        Survival and Conflict.    The Lease shall remain in full force and effect, fully binding on Landlord and Tenant and unmodified except as expressly provided herein. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall govern.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment on the date written first above.

LANDLORD:	HULL POINT LLC, a Maryland limited liability company

By:	(SEAL)

Witness	Name:

Title:

TENANT:	UNDER ARMOUR, INC. (formerly known as KP SPORTS, INC., a Maryland corporation

/s/ John P. Stanton	By:	/s/ Brad Dickerson	(SEAL)

Witness	Name:	Brad Dickerson

Title:	Chief Financial Officer

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